EXHIBIT 99.1
                                                                    ------------

P R E S S   R E L E A S E
--------------------------------------------------------------------------------
                            Contacts:    Duane Reade Holdings, Inc.
                                         John Henry
                                         (212) 273-5746
                                         SVP - Chief Financial Officer

                                         Investors: Cara O'Brien/Melissa Myron
                                         Press: Melissa Merrill
                                         (212) 850-5600
                                         Financial Dynamics

--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE


        DUANE READE HOLDINGS, INC. REPORTS SECOND QUARTER 2006 RESULTS

         ~ Company Achieves Strong 7.3% Front-End Same Store Growth ~

        ~ Company Reaffirms Financial Expectations for the Full Year ~

New York, New York, August 8, 2006 - Duane Reade Holdings, Inc. today reported financial results for the second quarter and first half ended July 1, 2006.

KEY HIGHLIGHTS

    o   Achieved strong front-end same-store sales growth of 7.3%

    o   Realized a 1.9% increase in pharmacy same-store sales

    o   Increased share of New York metro market

    o Delivered a sequential increase in Adjusted FIFO EBITDA to $16.2 million, or 4.1% of sales, from $9.1 million, or 2.4% of sales, in the first quarter

    o   Continued to make significant progress on Duane Reade Full Potential:

        o   Fully transitioned 39 stores to the new Duane Reade look and feel

        o   Realizing improved customer service metrics

        o   Working capital and cash flow initiatives and results are on plan

Richard W. Dreiling, President and Chief Executive Officer, commented, "Our six point strategic plan to transform and improve the business, which we announced this March, is on track and beginning to have a favorable impact on our business. Further, we benefited from a continued strong New York City economy. The combination of these factors enabled us to achieve record growth in front-end same-store sales and return our pharmacy same-store sales growth to positive levels. Importantly, the strength in our front-end same-store sales was broad based, with increases in most of our major product categories. In addition, we delivered on our stated goal to generate a sequential increase in our Adjusted FIFO EBITDA, and our working capital and cash flow results were consistent with our plan.

"Our entire team is embracing the many changes we have implemented and it is their dedicated effort that has made our progress to date possible. That said, there is still much work to be done and we continue to view 2006 as a transitional year, with the majority of our potential improvement still ahead of us. We are optimistic that we are on the right path to achieve our objectives and return our Company to its full potential."


SECOND QUARTER RESULTS
Excluding pharmacy resale activity, retail store sales increased 3.8% to $388.8 million from $374.6 million in the prior year period. Total net sales for the quarter were $398.8 million, compared to $399.5 million in the second quarter of 2005. Total same-store sales increased 4.8%, with a front-end same-store sales increase of 7.3% and a pharmacy same-store sales increase of 1.9%.

The front-end same-store sales increase reflects growth across almost all front-end categories and was driven primarily by the continued strong performance of the New York City economy, the success of the enhanced Dollar Rewards customer loyalty card program, and the Company's recently implemented customer service initiatives. The Company estimates that approximately 0.5% of the improvement was attributable to the shift of the Easter holiday to April this year from March last year.

Pharmacy sales benefited from a strong spring allergy season and the cycling of a portion of the previously reported union plan mandatory mail order conversions. Lower priced but higher margin generics averaged 51.0% of pharmacy prescriptions during the quarter, up by 3.1% from the second quarter of 2005.

In line with expectations, net loss for the quarter was $21.1 million, compared to a net loss of $10.3 million in the prior year period. The increased loss was primarily attributable to a $9.6 million valuation reserve on the current year's income tax benefit, as well as higher interest expenses that were primarily associated with a debt refinancing in August of 2005. The income tax expense, net of the valuation reserve, was $0.6 million for this year's second quarter, as compared to an income tax benefit of $8.3 million last year. These increased costs were partially offset by the non-recurrence of $1.1 million of labor contingency expenses and $0.2 million of transaction expenses, associated with the July 2004 acquisition of the Company, which impacted the second quarter of 2005. In addition, other expenses decreased to $0.5 million in this year's second quarter, compared to $2.0 million in the prior year, principally due to non-recurring costs incurred last year in connection with the Company's former Chairman and CEO.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, was $16.2 million, or 4.1% of sales, versus $17.6 million, or 4.4% of sales, in the prior year period. The decline primarily reflects lower pharmacy gross margins associated with the new Medicare Part D program and expected increases in store labor costs associated with the January 1, 2006 New York State minimum wage increase. This was partially offset by the elimination of Bain consulting costs due to the conclusion of their engagement in the first quarter of 2006. Adjusted FIFO EBITDA improved by $7.1 million on a sequential basis from $9.1 million, or 2.4% of sales, in the first quarter, reflecting stronger sales growth and improved leveraging of expenses.

Total debt at quarter end was $565.2 million, with approximately $69.6 million of availability under the Company's revolving credit facility and was in line with plan.

The Company opened two new stores and closed two stores in the quarter, compared with one new store opened and no stores closed in the second quarter of 2005.

SIX MONTH RESULTS
Excluding pharmacy resale activity, retail store sales increased 3.0% to $763.2 million from $741.3 million in the prior year period. Total net sales for the six month period were $784.7 million, compared to $794.3 million last year. Total same-store sales increased 3.3%, with a front-end same-store sales increase of 5.6% and a pharmacy same-store sales increase of 0.7%.

Adjusted FIFO EBITDA, as defined on the attached schedule of operating data, was $25.3 million, or 3.2% of sales, versus $29.7 million, or 3.7% of sales, in the prior year period.

UPDATE ON DUANE READE FULL POTENTIAL
During the second quarter, the Company continued to make steady progress towards the implementation of Duane Reade Full Potential. The Company completed the transition of 39 stores to the new Duane Reade look and feel and 211 stores have received new window graphics. The Company expects to complete at least 80 store upgrades by the end of this year, with the full chain conversion within two years. Specific front-end merchandising improvements included a chain-wide roll-out of new convenience categories, several new private label products, and expanded beauty and wellness offerings .

The Company's new customer service program has been implemented chain-wide, and each store is being independently shopped every other week in order to monitor and assess the success of the new initiatives. Initial results of the new service programs have been encouraging, and measurable improvements are beginning to take hold. In addition, the Company has begun an ongoing initiative to reengineer process improvements in a number of areas to reduce operating costs and improve efficiency through a "best practices" approach.

COMPANY OUTLOOK
For the full year, the Company expects total store sales growth in the range of 1.5% to 2.5%, total same-store sales growth of 2.5% to 3.5%, and Adjusted FIFO EBITDA (as illustrated in table 5 of this press release) in the range of $60 to $65 million.

Mr. Dreiling concluded, "We continue to be pleased with the progress we are making in implementing the Duane Reade Full Potential program and believe these actions will drive substantial improvements in our operations and levels of customer satisfaction over the long-term. While we are off to a solid start, our program is still in its early stages and a number of challenges remain. We are confident that we are equal to the tasks ahead of us and will remain focused on achieving steady improvement from quarter to quarter as our initiatives begin to transform our business."


CONFERENCE CALL INFORMATION
The Company will hold a conference call on Tuesday, August 8, 2006 at 10:00 AM Eastern Time to discuss financial results for the second quarter ended July 1, 2006. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (HTTP://WWW.DUANEREADE.COM), and the call will be archived on the website approximately one hour after completion of the call through August 22, 2006. Additionally, a replay of the conference call will be available from approximately 12:00 PM Eastern Time on August 8, 2006 through August 12, 2006. The replay can be accessed by dialing
(877) 519-4471 access code 7666843.

ABOUT DUANE READE
Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of July 1, 2006, the Company operated 247 stores.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE STATEMENTS IN THIS RELEASE AND THE ACCOMPANYING DISCUSSION ON THE EARNINGS CONFERENCE CALL ARE FORWARD-LOOKING AND MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. IN ADDITION, THIS DOCUMENT MAY CONTAIN STATEMENTS, ESTIMATES OR PROJECTIONS THAT CONSTITUTE "FORWARD-LOOKING" STATEMENTS AS DEFINED UNDER U.S. FEDERAL SECURITIES LAWS. FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, WHICH MAY CAUSE THE COMPANY'S ACTUAL RESULTS IN FUTURE PERIODS TO DIFFER MATERIALLY FROM FORECASTED OR EXPECTED RESULTS. THOSE RISKS INCLUDE, AMONG OTHER THINGS, THE COMPETITIVE ENVIRONMENT IN THE DRUG STORE INDUSTRY IN GENERAL AND IN THE NEW YORK METROPOLITAN AREA, THE ABILITY TO OPEN AND OPERATE NEW STORES, THE CONTINUED EFFORTS BY PAYERS AND GOVERNMENT AGENCIES TO REDUCE PRESCRIPTION REIMBURSEMENT RATES AND PRESCRIPTION DRUG BENEFITS, THE COMPANY'S SIGNIFICANT INDEBTEDNESS, THE STRENGTH OF THE ECONOMY IN GENERAL, THE ECONOMIC CONDITIONS IN THE NEW YORK GREATER METROPOLITAN AREA, CHANGES IN FEDERAL AND STATE LAWS AND REGULATIONS, INCLUDING THE POTENTIAL IMPACT OF CHANGES IN REGULATIONS SURROUNDING THE IMPORTATION OF PHARMACEUTICALS FROM FOREIGN COUNTRIES AND CHANGES IN LAWS GOVERNING MINIMUM WAGE REQUIREMENTS, CHANGES IN THE COMPANY'S OPERATING STRATEGY INCLUDING ITS ABILITY TO IMPLEMENT THE "DUANE READE FULL POTENTIAL" PROGRAM, CAPITAL EXPENDITURE PLANS OR DEVELOPMENT PLANS, THE COMPANY'S ABILITY TO ATTRACT, HIRE AND RETAIN QUALIFIED PHARMACY AND OTHER PERSONNEL, LABOR DISTURBANCES, THE CONTINUED IMPACT OF, OR NEW OCCURRENCES OF, TERRORIST ATTACKS IN THE NEW YORK GREATER METROPOLITAN AREA AND ANY ACTIONS THAT MAY BE TAKEN IN RESPONSE, DEMOGRAPHIC CHANGES, THE COMPANY'S ABILITY TO LIMIT FRAUD AND SHRINK, TRENDS IN THE HEALTHCARE INDUSTRY AND RECALLS OF PHARMACEUTICAL PRODUCTS DUE TO HEALTH CONCERNS OR OTHER REASONS. THOSE AND OTHER RISKS ARE MORE FULLY DESCRIBED IN DUANE READE'S REPORTS FILED WITH THE SEC FROM TIME TO TIME, INCLUDING ITS ANNUAL REPORTS ON FORM 10-K, QUARTERLY REPORTS ON FORM 10-Q AND CURRENT REPORTS ON FORM 8-K. YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE THEY ARE MADE. EXCEPT TO THE EXTENT OTHERWISE REQUIRED BY FEDERAL SECURITIES LAWS, WE DO NOT UNDERTAKE TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

                                     ###

                                    DUANE READE HOLDINGS, INC.
                         Consolidated Statements of Operations (Unaudited)
                                         (In thousands)


                                                   FOR THE 13 WEEKS ENDED          FOR THE 26 WEEKS ENDED
                                                -----------------------------   -----------------------------
                                                    July 1,        June 25,         July 1,        June 25,
                                                      2006            2005            2006            2005
                                                -------------   -------------   --------------  -------------
Net sales                                          $ 398,789       $ 399,500        $ 784,658      $ 794,267
Cost of sales                                        317,704         320,905          628,098        642,863
                                                -------------   -------------   --------------  -------------
Gross profit                                          81,085          78,595          156,560        151,404
                                                -------------   -------------   --------------  -------------
Selling, general & administrative expenses            68,146          64,541          137,612        129,040
Labor contingency expense                                  -           1,100          (18,004)         2,200
Transaction expense                                        -             154                -            581
Depreciation and amortization                         18,628          17,851           37,306         35,497
Store pre-opening expenses                               102              50              152            150
Other                                                    533           2,033            1,635          3,182
                                                -------------   -------------   --------------  -------------
                                                      87,409          85,729          158,701        170,650
                                                -------------   -------------   --------------  -------------
Operating loss                                        (6,324)         (7,134)          (2,141)       (19,246)
Interest expense, net                                 14,135          11,499           27,873         22,664
                                                -------------   -------------   --------------  -------------
Loss before income taxes                             (20,459)        (18,633)         (30,014)       (41,910)
Income tax expense (benefit)                             619          (8,345)             927        (18,819)
                                                -------------   -------------   --------------  -------------
Net loss                                           $ (21,078)      $ (10,288)       $ (30,941)     $ (23,091)
                                                =============   =============   ==============  =============

                     DUANE READE HOLDINGS, INC.
              Consolidated Balance Sheets (Unaudited)
                           (In thousands)

                                                                      July 1,      December 31,
                                                                        2006           2005
                                                                 --------------   -------------
Current Assets
     Cash                                                         $      1,351     $     1,362
     Receivables, net (1)                                               50,047          52,320
     Inventories (2)                                                   226,249         235,639
     Deferred Income Taxes                                               5,980           7,717
     Prepaid Expenses and Other Current Assets                          27,093          26,114
                                                                 --------------   -------------
       Total Current Assets                                            310,720         323,152

Property and Equipment, net                                            221,624         229,134
Goodwill                                                                67,791          67,791
Other Assets, net (3)                                                  236,738         251,341
                                                                 --------------   -------------
       Total Assets                                               $    836,873     $   871,418
                                                                 ==============   =============

Current Liabilities
     Accounts Payable (4)                                         $     78,505     $    72,711
     Accrued Expenses (5)                                               63,523          61,181
     Current Portion of Debt and Capital Leases (6) (7)                151,505         138,876
                                                                 --------------   -------------
       Total Current Liabilities                                       293,533         272,768

Long Term Debt and Capital Leases                                      413,742         415,346
Deferred Income Taxes                                                   31,241          32,117
Other Liabilities (8)                                                   44,500          67,265
                                                                 --------------   -------------
       Total Liabilities                                               783,016         787,496
                                                                 --------------   -------------

Total Stockholders' Equity                                              53,857          83,922
                                                                 --------------   -------------

       Total Liabilities and Stockholders' Equity                 $    836,873     $   871,418
                                                                 ==============   =============

(1) Includes third party pharmacy receivables of $36,851 and $36,673 at July 1, 2006 and December 31, 2005, respectively.

(2) Decrease in inventory from December 31, 2005 reflects the Company's working capital management initiatives as well as the impact of the closure of four net stores in the first six months of 2006.

(3) Decrease in other assets from December 31, 2005 is primarily due to the amortization of intangible assets resulting from the valuation step-up in connection with the Oak Hill acquisition.

(4) Increase in accounts payable from December 31, 2005 of $5.8 million is primarily due to the timing of merchandise receipts in the two weeks prior to the quarter-end dates, as receipts were lower at the end of 2005 due to limited holiday shipping and receiving schedules.

(5) Increase in accrued expenses from December 31, 2005 is primarily due to the reclassification of the Split Dollar Life Insurance policy that was scheduled to be transferred to the former Chairman & CEO on July 30, 2006, partially offset by the timing of the Company's sales tax payment cycle.

(6) Increase in current portion of debt and capital leases from December 31, 2005 of $12.6 million primarily reflects general working capital borrowings on the Company's asset-based revolving loan agreement during the first half of the year.

(7) The outstanding revolver loan balance of $148.3 million at July 1, 2006 and $135.7 million at December 31, 2005 has been classified as a current liability because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 - "Classification of Short-Term Obligations Expected to be Refinanced," to reclassify the debt as long-term. It should be noted that this reclassification is not a result of a change in status or compliance with the terms of this indebtedness. The Company expects to continue to borrow under this facility until its recently extended maturity in 2011.

(8) Decrease in other liabilities from December 31, 2005 is primarily due to the reversal of the majority of the previously accrued labor contingency expenses recorded in connection with the settlement of the Company's labor contract negotiations.

                                 DUANE READE HOLDINGS, INC.
                                      Operating Data
                                       (Unaudited)
                                  (Dollars in thousands)

                                                        FOR THE 13 WEEKS ENDED     FOR THE 26 WEEKS ENDED
                                                      -------------------------   -------------------------
                                                        July 1,       June 25,      July 1,       June 25,
                                                          2006          2005          2006         2005
                                                      -----------   -----------   -----------  ------------
LIFO EBITDA (1)                                        $  12,304     $  11,971     $  17,161     $  19,032
LIFO Expense (2)                                             550           300         1,100            84
                                                      -----------   -----------   -----------  ------------
FIFO EBITDA (1)                                        $  12,854     $  12,271     $  18,261     $  19,116
                                                      -----------   -----------   -----------  ------------

FIFO EBITDA as a percentage of net sales                    3.2%          3.1%          2.3%          2.4%

Adjusted FIFO EBITDA (3)                               $  16,213     $  17,611     $  25,307     $  29,733

Adjusted FIFO EBITDA as a percentage of sales               4.1%          4.4%          3.2%          3.7%

Capital expenditures                                   $   8,557     $   7,178     $  12,270     $  14,310
Lease acquisitions and other investing activities      $   2,293     $   2,668     $   4,107     $   5,764

Same-store sales growth                                     4.8%          0.5%          3.3%          1.2%
Pharmacy same-store sales growth                            1.9%          0.2%          0.7%          1.1%
Front-end same-store sales growth                           7.3%          0.7%          5.6%          1.3%
Pharmacy sales as a % of net sales                         45.9%         48.8%         46.2%         49.2%
Third Party sales as a % of
   prescription sales                                      92.9%         92.8%         92.7%         92.8%

Average weekly prescriptions
   filled per store (4)                                      827           841           817           837

Number of stores at end of period                                                        247           250
Retail square footage at end of period                                             1,714,178     1,742,706
Average store size (sq.ft.) at end of period                                           6,940         6,971

(1) As used in this report, FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, debt extinguishment, expenses related to the acquisition transaction, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring items. Targets and positive trends in FIFO EBITDA are used as performance measures for determining certain compensation of management. FIFO EBITDA is also used as a performance measure in our various debt agreements. LIFO EBITDA reflects FIFO EBITDA adjusted to include the effect of non-cash charges and credits related to the LIFO inventory valuation method.

We understand that, although security analysts frequently use FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

Reconciliations of net loss to FIFO EBITDA, Adjusted FIFO EBITDA and operating cash flow for each period included above and highlighted elsewhere in this document are provided in the tables on the following pages of this press release.

(2) LIFO expense for the 26 weeks ended June 26, 2005 includes the remaining portion of the purchase accounting valuation step-up of $0.5 million, offset by the estimated impact of inflation of approximately $0.6 million.

(3) As used in this report, Adjusted FIFO EBITDA means FIFO EBITDA as defined above, adjusted to exclude non-cash rent expense and certain charges related to the acquisition transaction, inventory valuation step-up adjustments and certain non-recurring payments to the current CEO and former CEO that are not included in the definition of EBITDA used for our various debt agreements.

(4)  Comparative stores only, does not include new stores.

                          DUANE READE HOLDINGS, INC.
               Reconciliation of Net Sales to Retail Store Sales
                                (in thousands)

                                                   For the 13 Weeks Ended    For the 26 Weeks Ended
                                                 -------------------------  -------------------------
                                                   July 1,       June 25,     July 1,       June 25,
                                                     2006          2005         2006          2005
                                                 -----------   -----------  -----------   -----------
Net sales                                         $ 398,789     $ 399,500    $ 784,658     $ 794,267
Resale activity                                      10,001        24,881       21,443        53,006
                                                 -----------   -----------  -----------   -----------
Retail store sales                                $ 388,788     $ 374,619    $ 763,215     $ 741,261
                                                 ===========   ===========  ===========   ===========

                   Reconciliation of EBITDA to Net Loss and
              Net Cash Provided by (Used in) Operating Activities
                                  (Unaudited)
                                (in thousands)

                                                   For the 13 Weeks Ended    For the 26 Weeks Ended
                                                 -------------------------  -------------------------
                                                   July 1,       June 25,     July 1,       June 25,
                                                     2006          2005         2006          2005
                                                 -----------   -----------  -----------   -----------
FIFO EBITDA                                        $ 12,854      $ 12,271     $ 18,261      $ 19,116
LIFO Expense                                            550           300        1,100            84
                                                 -----------   -----------  -----------   -----------
LIFO EBITDA                                          12,304        11,971       17,161        19,032

Depreciation and amortization                       (18,628)      (17,851)     (37,306)      (35,497)
Labor contingency (expense) income                        -        (1,100)      18,004        (2,200)
Transaction expense                                       -          (154)           -          (581)
Interest expense                                    (14,135)      (11,499)     (27,873)      (22,664)
Income tax (provision) benefit                         (619)        8,345         (927)       18,819
                                                 -----------   -----------  -----------   -----------
Net loss                                          $ (21,078)    $ (10,288)   $ (30,941)    $ (23,091)
                                                 -----------   -----------  -----------   -----------

Net loss                                            (21,078)      (10,288)     (30,941)      (23,091)
Adjustments to reconcile net loss
     to cash provided by (used in)
     operating activities:
  Depreciation and amortization                      19,689        18,679       39,430        37,238
  Deferred tax provision (benefit)                      585        (8,384)         861       (18,858)
  Non-cash rent expense                               2,591         3,307        5,150         6,901
  Other non-cash expense                                 79             -          104             -
Changes in operating assets and liabilities
     (net of effect of acquisitions):
  Receivables                                        (3,195)        4,703        2,273         5,600
  Inventories                                         6,527       (16,596)       9,390       (15,187)
  Accounts payable                                   (6,705)        9,298        5,794         8,288
  Prepaid and accrued expenses                        8,099         7,015        1,835       (15,891)
  Other assets/liabilities, net                      (2,550)          248      (30,027)        6,331
                                                 -----------   -----------  -----------   -----------
Cash provided by (used in) operating activities     $ 4,042       $ 7,982      $ 3,869      $ (8,669)
                                                 -----------   -----------  -----------   -----------


Calculation of Adjusted FIFO EBITDA

FIFO EBITDA as above                               $ 12,854      $ 12,271     $ 18,261      $ 19,116

Non-cash rent expense                                 2,591         3,307        5,150         6,901
Former CEO-related expenses                              34         1,721          385         2,557
Oak Hill management fee                                 312           312          624           625
Executive severance reserve                              26             -          300             -
Executive relocation expenses                           156             -          156             -
Other                                                   161             -          326             -
FAS 123R stock option expense                            79             -          105             -
Purchase accounting inventory
    valuation adjustment (1)                              -             -            -           534
                                                 -----------   -----------  -----------   -----------
Adjusted FIFO EBITDA                               $ 16,213      $ 17,611     $ 25,307      $ 29,733
                                                 ===========   ===========  ===========   ===========

(1) The application of purchase accounting under SFAS 141 resulted in an increase in the inventory valuation by $8.5 million over FIFO cost as of July 30, 2004. During the quarter ended December 25, 2004, approximately $7.9 million of this non-cash purchase accounting adjustment was charged to cost of sales on a FIFO EBITDA basis. The balance of the purchase accounting adjustment was charged to cost of sales during the first quarter of 2005.

                          DUANE READE HOLDINGS, INC.
                  Reconciliation of Range of Projected EBITDA
                            to Net Loss (Unaudited)
                                (in thousands)

                                                    For the 52 Weeks Ended
                                                      December 30, 2006
                                               ---------------------------------

Annual sales                                    $   1,616,250     $   1,631,050
                                               ---------------   ---------------


EBITDA (Adjusted FIFO Basis)                         $ 60,000          $ 65,000

Deferred rent expense                                 (10,200)          (10,200)
Other expense (1)                                      (3,000)           (3,000)
                                               ---------------   ---------------
EBITDA (FIFO Basis)                                    46,800            51,800

LIFO expense                                           (2,200)           (2,200)
                                               ---------------   ---------------
EBITDA (LIFO Basis)                                    44,600            49,600

Depreciation and amortization expense                 (74,900)          (74,900)
Labor contingency income                               18,000            18,000
Interest expense                                      (53,100)          (53,100)
Income taxes                                                -                 -
                                               ---------------   ---------------
Net loss                                        $     (65,400)    $     (60,400)
                                               ===============   ===============

(1) Includes employment-related expenses of the current and former CEOs, Oak Hill management fees, executive severance and relocation expenses and stock option expenses in accordance with FAS 123R.